West Pharmaceutical Services, Inc. Michael A. Anderson Vice President and Treasurer (610) 594-3345	Investors and Financial FD Evan Smith / Theresa Kelleher (212) 850-5600 wst@fd.com

Exhibit 99.1

West Announces Second Quarter 2008 Results
-  Reported Diluted EPS of $0.82 Includes Settlement Gain and Restructuring Costs -
- Adjusted Diluted EPS(1) of $0.73 -
- Maintains Full-Year 2008 Earnings Estimate -
- Conference Call Scheduled for 9 a.m. E.D.T. Today -

Lionville, PA August 5, 2008 – West Pharmaceutical Services, Inc. (NYSE: WST) today announced results for the second quarter of 2008.  Reported diluted earnings per share of $0.82 included net after-tax income of $3.3 million, or $0.09 per diluted share, for the combined effects of a contract settlement gain and restructuring charges.

Summary quarterly results are as follows:

	Three Months Ended June 30
($ millions, except per-share data )	2008	2007

Net Sales	$279.3	$263.7
Gross Profit	83.6	76.7
Reported Operating Profit	42.6	34.9
Adjusted Operating Profit (1)	37.4	34.9
Reported Diluted EPS from continuing operations	$0.82	$0.74
Adjusted Diluted EPS(1) from continuing operations	$0.73	$0.68

(1) See corresponding note under “Supplemental Information and Notes to Non-GAAP Financial Measures” in the tables following the text of this release.

Quarterly consolidated revenue increased by 5.9% when compared to the second quarter of 2007, with favorable currency effects and other sales gains outpacing anticipated sales declines for certain products.  Currency translation contributed 6.8% of sales growth as over half of the Company’s sales are made in foreign currencies, which have strengthened compared to the US dollar.   Excluding currency gains, Pharmaceutical Systems segment sales grew at 3.9%, in spite of anticipated lower sales of components for packaging certain anemia drugs (“ESA” drugs), as a result of regulatory and reimbursement changes that have reduced utilization of those drugs, and of certain diagnostic components that the Company no longer produces. The Tech Group segment sales declined by 12.9% excluding currency effects, primarily due to the anticipated loss of Exubera® inhalable insulin device sales, because the product is no longer being produced or marketed.  The consolidated sales effect of these forecasted sales declines was $20.2 million, or 8.2 percentage points, and, excluding the impact of these, revenue grew by 14.7%, or 7.3% excluding currency.

The consolidated gross profit margin was 29.9% in the quarter, or 0.8 percentage points higher than in the prior-year quarter.  The overall improvement was a result of operating improvements in the Tech Group and currency translation, which more than compensated for higher raw material costs and some production inefficiencies in Pharmaceutical Systems.  Reported quarterly operating profit of $42.6 million included a net benefit of $5.2 million from a contract settlement relating to the manufacture of devices for the discontinued Exubera product, net of $1.4 million of restructuring costs. Excluding those items, adjusted operating profit was $37.4 million, compared to $34.9 million in the second quarter of 2007, an increase of 7.2%.

Executive Commentary

“West delivered solid quarterly results under difficult market conditions,” said Donald E. Morel Jr. Ph.D., the Company’s Chairman and Chief Executive Officer.  “We have responded to increases in raw material and energy costs by working with our customers and vendors to maintain the stability of supply, by taking appropriate and fair pricing actions and by looking within our own operations for ways to manage other costs. The Tech Group improved on operating efficiencies resulting from restructuring and by making steady progress ramping up utilization at the Michigan facility.”

“Our customers continue to carefully manage their inventory levels in response to broad cost increases, and West is, in turn, sensitive to the effects of customer order patterns and higher costs on our own results,” said Dr. Morel. “We are focused on managing through this difficult period and remain confident that our 2008 results will be in line with our previous earnings guidance.”

“The ESA situation aside, we have not seen anything that fundamentally changes our long-term, positive outlook for the markets we serve or our growth expectations. While costs and inventory management policies can impact our near-term results and require our attention, it is the success of our customers’ products and our ability to support them that have the greatest impact on our performance. We are implementing our strategic plans, including optimizing our production efficiency, and advancing our IT platform upgrade, product development, and capacity expansion initiatives. West will continue to distinguish itself in the market based upon the significant value of our products, customer service and standard-setting innovation, with products like the Daikyo Crystal Zenith® resin-based silicone-free prefillable syringe that we introduced during the quarter.”

Pharmaceutical Systems Segment

Pharmaceutical Systems segment sales in the second quarter of 2008 were $212.6 million, compared to $189.3 million in the prior year quarter, a 12.3% increase. Favorable foreign currency translation contributed 8.4%. Over 60% of segment sales are reported in currencies other than the US dollar and benefited from the relatively weak US dollar.  Quarterly sales of components used for packaging ESA drugs decreased $6.1 million, and sales of a diagnostic component that the Company stopped producing at the end of 2007 were $3.9 million lower than the prior year quarter. Together these two products accounted for a 5.8% decline in sales when compared to the second quarter of 2007.  These declines were more than offset by a combined $14.7 million increase in sales of standard pharmaceutical packaging components, Flip-Off® seals and safety and administration systems, and a $2.6 million increase in tooling, development, and laboratory services revenue.

Gross profit in the business segment was $73.2 million in the quarter, an increase of 9.3%, compared to $67.0 million generated in the prior year quarter, while gross margin declined by one percentage point, to 34.4%.  Sales increases and currency accounted for the increased gross profit, with selling price increases and volume-driven efficiencies offsetting the incremental costs of raw materials and labor.  The lower gross margin was due to increased staffing in North American production facilities in support of manufacturing initiatives, and higher utility costs.

Higher research and development (“R&D”) and selling, general and administrative (“SG&A”) costs limited growth in Pharmaceutical Systems operating profit, which was $40.3 million, or $0.5 million higher than the second quarter of 2007.  R&D spending increased by $1.2 million over the prior year quarter, as the Company continues to develop a number of new products, including an auto-injector device, and a line of Daikyo Crystal Zenith products, one of which – a luer lock, silicone-free, prefillable syringe – was commercially introduced during the quarter.  SG&A costs, at $28.8 million, were $4.7 million higher than the prior year quarter and were 13.5% of segment sales, compared to 12.7% in the same period in 2007.  The increase included $1.9 million of currency translation effects, $1.6 million for compensation costs, including annual pay increases and increased staffing in information systems and sales positions, and $0.5 million for information technology project costs.

Tech Group Segment

The Tech Group segment generated sales of $69.6 million in the second quarter, $8.1 million below the prior-year period.  Lower sales were due to the absence of Exubera inhalable insulin device sales and of packaging for a customer’s over-the-counter diet product, which accounted for $10.2 million and $4.2 million of sales, respectively, in the second quarter of 2007.  Positive contributions came from $1.9 million of favorable currency translation, and $3.8 million of growth in contract manufacturing revenue for intravenous and blood filter products, primarily at the Tech Group’s Michigan and Puerto Rico facilities, as well as higher sales of juice and dairy carton closures, insulin pens and components and an intra-nasal delivery device.

Gross profit of $10.4 million in the second quarter compared favorably to the $9.7 million realized by the Tech Group in the prior year quarter, and gross margin improved to 14.9% from 12.5%.  Lower overhead costs and production efficiencies resulting from the restructuring plan and from improved utilization of the new Michigan facility accounted for the gross margin improvement. Substantially all higher raw material costs were recovered through pricing.  SG&A spending was $1.0 million lower than in the second quarter of 2007 due to the benefits of restructuring and to lower intangible asset amortization. The improved gross margins and lower SG&A costs contributed to an operating profit of $4.7 million in the quarter, compared to $3.5 million in the prior-year period, excluding the effects of restructuring and other items.

Restructuring and Other Items

West announced a restructuring plan for the operations in the Tech Group segment during the fourth quarter of 2007.  Pre-tax charges of $1.4 million were incurred pursuant to that plan in the second quarter of 2008, and charges of $2.4 million were incurred through the first half of 2008.   The Company now estimates that it will incur between $4.0 million and $5.0 million of plan costs in 2008, or between $1 million and $2 million less than previously estimated.

A first quarter 2008 settlement agreement with Nektar Therapeutics provided for the reimbursement of the Company’s costs of maintaining and closing the Exubera device production facility and of related tangible investments.  The Company received the final payment under that contract in the second quarter, recognizing a pre-tax gain of $6.6 million. The payment included reimbursement for facility conversion costs, some of which have not yet been recorded or incurred, including an estimated $3.5 million to be incurred in the second half of 2008.

Corporate and Other Items

Unallocated corporate general and administrative costs declined by $0.4 million, stock-based compensation costs declined $0.3 million and US pension costs declined slightly, when compared to the second quarter of 2007.  Lower stock-based compensation plan costs reflect a decline in the Company’s share price during the 2008 quarter, compared to an increase in share price and related plan costs during the same period last year.

Net interest expense was $1.8 million higher than in the prior-year quarter, primarily as a result of lower cash investment balances and lower market yields on invested cash. The Company’s adjusted, or non-GAAP, effective tax rate was 26.3% in the quarter, based on a revised expected annual effective tax rate of 26.8% for 2008.  These are non-GAAP rates because each is determined by excluding the separately measured tax effects of restructuring costs, the contract settlement gain and discrete tax benefits recognized in the first quarter of 2008. The comparable quarterly and expected annual non-GAAP effective rates in the prior year quarter were 28.4% and 29.3%, respectively, which exclude discrete tax benefits recognized in that quarter.  The 2.5 percentage point decline in the expected annual effective rate is primarily due to lower statutory and concessionary tax rates on income of certain of the Company’s international operations.

2008 Guidance

For the full-year 2008, West’s financial guidance, at assumed exchange rates(2), is summarized as follows:

2008 Guidance(2)
Estimated Consolidated Sales	$ 1,080 million
Pharmaceutical Systems Revenue Estimate	$ 825 to $ 835 million
Tech Group Revenue Estimate (includes $13 million of inter-company sales)	$ 260 to $ 270 million
Consolidated Gross Profit Margin Estimate	29.1%
Adjusted Diluted EPS(1) (3) Estimate	$2.40 to $ 2.50

(1)	(2) (3) See corresponding notes under “Supplemental Information and Notes to Non-GAAP Financial Measures” in the tables following the text of this release.

Second-Quarter Conference Call

The Company will host a conference call to discuss the results and business expectations at 9:00 a.m. Eastern Daylight Time today. To participate on the call please dial (888)790-3758 or (210) 839-8398. The passcode is WST.

A live broadcast of the conference call will be available at the Company’s web site, www.westpharma.com, in the “Investor” section.  Please allow extra time prior to the call to visit the site and download the streaming media software required to listen to the Internet broadcast.  An online archive of the broadcast will be available at the site two hours after the live call and will be available through Tuesday, August 19, 2008, by dialing (800) 944-0939 or (203)369-3413 and entering conference ID# 2885611.

Daikyo Crystal Zenith® is a registered trademark of Daikyo Seiko, Ltd

Exubera® is a registered trademark of Pfizer, Inc.

WEST PHARMACEUTICAL SERVICES, INC.
CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)
(in millions, except per share data)

	Three Months Ended June 30,				Six Months Ended June 30,
	2008		2007		2008		2007
Net sales	$279.3	100%	$263.7	100%	$550.0	100%	$521.3	100%
Cost of goods sold	195.7	70	187.0	71	382.9	70	364.2	70
Gross profit	83.6	30	76.7	29	167.1	30	157.1	30
Research and development	4.9	2	3.8	1	10.3	2	7.4	1
Selling, general and administrative expenses	40.9	15	38.2	15	81.0	15	75.2	15
Restructuring and other items	(5.2)	(2)	-	-	(5.5)	(1)	-	-
Other expense, net	0.4	-	(0.2)	-	0.6	-	0.1	-
Operating profit	42.6	15	34.9	13	80.7	14	74.4	14
Interest expense, net	3.5	1	1.7	-	6.6	1	3.9	1
Income before income taxes and minority interests	39.1	14	33.2	13	74.1	13	70.5	13
Provision for income taxes	10.8	4	7.0	3	19.2	3	18.2	3
Minority interests	0.2	-	0.1	-	0.4	-	0.2	-
Income from consolidated operations	28.1	10%	26.1	10%	54.5	10%	52.1	10%
Equity in net income of affiliated companies	0.6		0.4		0.5		0.9
Income from continuing operations	28.7		26.5		55.0		53.0
Discontinued operations, net of tax	-		(0.5)		-		(0.5)
Net income	$28.7		$26.0		$55.0		$52.5

Net income per share:
Basic:
Continuing operations	$0.89		$0.80		$1.70		$1.61
Discontinued operations	-		(0.01)		-		(0.01)
	$0.89		$0.79		$1.70		$1.60
Assuming dilution:
Continuing operations	$0.82		$0.74		$1.58		$1.51
Discontinued operations	-		(0.01)		-		(0.01)
	$0.82		$0.73		$1.58		$1.50
Average common shares outstanding	32.4		32.9		32.3		32.8
Average shares assuming dilution	36.3		37.1		36.2		35.8

WEST PHARMACEUTICAL SERVICES
REPORTING SEGMENT INFORMATION
(UNAUDITED)
(in millions)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
Net Sales:	2008	2007	2008	2007
Pharmaceutical Systems	$212.6	$189.3	$420.1	$380.7
Tech Group	69.6	77.7	136.0	146.7
Eliminations	(2.9)	(3.3)	(6.1)	(6.1)
Consolidated Total	$279.3	$263.7	$550.0	$521.3

Operating Profit (Loss):
Pharmaceutical Systems	$40.3	$39.8	$83.9	$84.5
Tech Group	4.7	3.5	8.4	6.3
U.S. pension expense	(1.5)	(1.6)	(3.0)	(3.2)
Stock-based compensation expense	(1.6)	(1.9)	(4.0)	(2.3)
General corporate costs	(4.5)	(4.9)	(10.1)	(10.9)
Restructuring and other items	5.2	-	5.5	-
Consolidated Total	$42.6	$34.9	$80.7	$74.4

WEST PHARMACEUTICAL SERVICES
NON-GAAP MEASURES (UNAUDITED)
THREE MONTHS ENDED JUNE 30, 2008
(in millions, except per share data)

	As Reported June 30, 2008	Restructuring	Contract settlement, net	Tax benefits	Non-GAAP June 30, 2008
Operating profit	$42.6	$1.4	$(6.6)	$-	$37.4
Interest expense, net	3.5	-	-	-	3.5
Income before income taxes and minority interests	39.1	1.4	(6.6)	-	33.9
Income tax expense (benefit)	10.8	0.5	(2.4)	-	8.9
Minority interests	0.2	-	-	-	0.2
Income from consolidated operations	28.1	0.9	(4.2)	-	24.8
Equity in net income of affiliated companies	0.6	-	-	-	0.6
Income from continuing operations	$28.7	$0.9	$(4.2)	$-	$25.4

Net income per diluted share:
Continuing operations	$0.82	$0.02	$(0.11)	$-	$0.73

WEST PHARMACEUTICAL SERVICES
NON-GAAP MEASURES (UNAUDITED)
SIX MONTHS ENDED JUNE 30, 2008
(in millions, except per share data)

	As Reported June 30, 2008	Restructuring	Contract settlement, net	Tax benefits	Non-GAAP June 30, 2008
Operating profit	$80.7	$2.4	$(7.9)	$-	$75.2
Interest expense, net	6.6	-	-	-	6.6
Income before income taxes and minority interests	74.1	2.4	(7.9)	-	68.6
Income tax expense (benefit)	19.2	0.9	(2.9)	1.1	18.3
Minority interests	0.4	-	-	-	0.4
Income from consolidated operations	54.5	1.5	(5.0)	(1.1)	49.9
Equity in net income of affiliated companies	0.5	-	-	-	0.5
Income from continuing operations	$55.0	$1.5	$(5.0)	$(1.1)	$50.4

Net income per diluted share:
Continuing operations	$1.58	$0.04	$(0.14)	$(0.03)	$1.45

Please refer to the “Notes to Non-GAAP financial measures” for more information.
Non-GAAP measures are intended to explain or aid in the use of, not as a substitute for, the related GAAP financial measure.

       WEST PHARMACEUTICAL SERVICES
NON-GAAP MEASURES (UNAUDITED)
THREE MONTHS ENDED JUNE 30, 2007
(in millions, except per share data)

	As Reported June 30, 2007	R&D Tax Credits	Foreign Tax Credits	Non-GAAP June 30, 2007
Operating profit	$34.9	$-	$-	$34.9
Interest expense, net	1.7	-	-	1.7
Income before income taxes and minority interests	33.2	-	-	33.2
Income tax expense (benefit)	7.0	1.6	0.8	9.4
Minority interests	0.1	-	-	0.1
Income from consolidated operations	26.1	(1.6)	(0.8)	23.7
Equity in net income of affiliated companies	0.4	-	-	0.4
Income from continuing operations	$26.5	$(1.6)	$(0.8)	$24.1

Net income per diluted share:
Continuing operations	$0.74	$(0.04)	$(0.02)	$0.68

WEST PHARMACEUTICAL SERVICES
NON-GAAP MEASURES (UNAUDITED)
SIX MONTHS ENDED JUNE 30, 2007
(in millions, except per share data)

	As Reported June 30, 2007	R&D Tax Credits	Foreign Tax Credits	Non-GAAP June 30, 2007
Operating profit	$74.4	$-	$-	$74.4
Interest expense, net	3.9	-	-	3.9
Income before income taxes and minority interests	70.5	-	-	70.5
Income tax expense (benefit)	18.2	1.6	0.8	20.6
Minority interests	0.2	-	-	0.2
Income from consolidated operations	52.1	(1.6)	(0.8)	49.7
Equity in net income of affiliated companies	0.9	-	-	0.9
Income from continuing operations	$53.0	$(1.6)	$(0.8)	$50.6

Net income per diluted share:
Continuing operations	$1.51	$(0.04)	$(0.02)	$1.45

Please refer to the “Notes to Non-GAAP financial measures” for more information.
Non-GAAP measures are intended to explain or aid in the use of, not as a substitute for, the related GAAP financial measure.

WEST PHARMACEUTICAL SERVICES, INC.
SUPPLEMENTAL INFORMATION AND NOTES TO NON-GAAP FINANCIAL MEASURES

For additional details, please see the attached financial schedules and Safe Harbor Statement.

For the purpose of aiding the comparison of our year-to-year results, reference is made in this release and may be made in management commentary on the release, to results excluding certain items in an effort to improve the analysis of underlying trends in the financial statements, and for consistency with performance metrics used for incentive compensation programs.  These re-measured period results are not in conformity with United States generally accepted accounting principles (“GAAP”) and are “non-GAAP financial measures.” The non-GAAP financial measures are intended to explain or aid in the use of, not as a substitute for, the related GAAP financial measures.

 (1) “Adjusted operating profit” and its components and “adjusted diluted earnings per share (EPS),” both of which are non-GAAP financial measures, are defined as reported operating profit and reported diluted EPS excluding the impact of the 2008 Restructuring Charges, the 2008 Contract Settlement gain, and the 2008 and 2007 Income Tax Adjustments, as described below.  Reconciliations of the non-GAAP financial measures to the most comparable financial results prepared in conformity to GAAP are provided in the materials accompanying this earnings release.

2008 Restructuring Charges:

For the three- and-six-month periods ended June 30, 2008, we have incurred $1.4 million and $2.4 million, respectively, of restructuring charges as part of a plan to align the plant capacity and workforce of our Tech Group segment with the current business outlook for the segment and as part of a longer-term strategy of focusing the business on proprietary products.  We now expect to incur between $4 million and $5 million in related severance and other costs during 2008 as we consolidate our tooling operations into one facility and reduce other production, engineering and administrative operations.

2008 Contract Settlement:

In February of 2008, we entered into a termination and continuation agreement with our customer Nektar Therapeutics, which provided for the full reimbursement of our investment in materials, facilities, equipment, personnel and other costs associated with the shutdown of manufacturing operations for the Exubera® inhalation device.  The agreement required us to maintain the production facility for up to one year, while Nektar determined how to proceed with the product. During the first quarter of 2008, we received payments from Nektar, which more than offset the related raw materials, severance and facility costs incurred, resulting in a net first quarter gain of $1.3 million. In April of 2008, Nektar notified us that it no longer required us to maintain the production facility.  As part of the termination agreement, we received additional payments in the second quarter of 2008, offset by compensation and overhead costs incurred at our production facility, resulting in a net second quarter gain of $6.6 million. For the six month period ending June 30, 2008, our gain on the contract settlement totaled $7.9 million. We plan to convert the existing assets of the production facility to other operations in our Tech Group segment and expect to incur transition and carrying costs of approximately $3.5 million during the remainder of 2008 before this site is ready to commence new production operations, resulting in an estimated final net gain on the contract settlement of approximately $4.4 million.

2008 Income Tax Adjustments:

During the first quarter of 2008, we completed an agreement with the republic of Singapore which reduces our income tax rate in Singapore for a period of 10 years, provided we comply with certain capital spending and employment targets included in our expansion plans for our production facility in that country. The effective date of the agreement was retroactively applied to income earned after June 1, 2007.  As a result of the agreement, we recorded a $1.0 million tax benefit in the first quarter of 2008 resulting from the remeasurement of our current and deferred income tax liabilities at the new tax rate. In addition, we recorded an unrelated $0.1 million tax benefit resulting from the expiration of tax audit years in certain foreign jurisdictions.

2007 Income Tax Adjustments:

In the second quarter of 2007, the Company revised its tax planning strategies resulting in the recognition of a $0.8 million foreign tax credit and completed a project supporting $1.6 million in research and development credits related to prior year tax returns in Ireland and the United States.  As these items do not relate to ordinary income in the current year, they were accounted for discretely in the period in which they occurred and excluded from the prior year effective tax rate calculation.

(2) Reflects relative currency valuations that are at or near current levels, most significantly the Euro, which is reflected in the Company’s estimates for the remainder of the year at $1.50 per Euro.

(3)  Reconciliation of 2008 Adjusted Guidance to 2008 Reported Guidance

	Full Year 2008 Guidance
	Net Income (in millions)	Diluted Earnings Per Share
Adjusted guidance	$83.0 - $86.7	$2.40 - $2.50
Restructuring, net of tax	(3.3) - (2.6)	(.09) - (.07)
Contract settlement gain, net of tax	2.9	.08
Discrete tax benefits	1.1	.03
Reported guidance	$83.7 - $88.1	$2.42 - $ 2.54

WEST PHARMACEUTICAL SERVICES
FINANCIAL CONDITION
(UNAUDITED)
(in millions)

	As of June 30, 2008	As of December 31, 2007
Cash	$102.3	$108.4
Working capital	$264.9	$229.4
Debt	$398.2	$395.1

WEST PHARMACEUTICAL SERVICES
CASH FLOW ITEMS
(UNAUDITED)
 (in millions)

	Six Months Ended June 30
	2008	2007
Depreciation and amortization	$29.9	$28.3
Operating cash flow	$48.9	$45.7
Capital expenditures	$53.2	$45.1

Forward Looking Statements

This press release contains forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that are based on management’s beliefs and assumptions, current expectations, estimates and forecasts.  Statements that are not historical facts, including statements that are preceded by, followed by, or that include, words such as “estimate,” “expect,” “intend,” “believe,” “plan,” “anticipate” and other words and terms of similar meaning are forward-looking statements.  West’s estimated or anticipated future results, product performance or other non-historical facts are forward-looking and reflect our current perspective on existing trends and information.

Many of the factors that will determine the Company’s future results are beyond the ability of the Company to control or predict.  These statements are subject to known or unknown risks or uncertainties, and therefore, actual results could differ materially from past results and those expressed or implied in any forward-looking statement.  You should bear this in mind as you consider forward-looking statements.  We undertake no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise.

Important factors that may affect future results include, but are not limited to, the following:

Revenue and profitability:

•	sales demand and our ability to meet that demand;

•
competition from other providers in the Company’s businesses, including customers’  in-house operations, and from lower-cost producers in emerging markets, which can impact unit volume, price and profitability;

•	customers’ changing inventory requirements and manufacturing plans that alter existing orders or ordering patterns for the products we supply to them;

•
the timing, regulatory approval and commercial success of customer products that incorporate our products, including the availability and scope of relevant public and private health insurance reimbursement for prescription products, medical devices and components and medical procedures in which our customers’ products are employed or consumed;

•	average profitability, or mix, of products sold in any reporting period;

•	maintaining or improving production efficiencies and overhead absorption;

•
the timeliness and effectiveness of capital investments, particularly capacity expansions, including the effects of delays and cost increases associated with construction, availability and cost of capital goods, and necessary internal, governmental and customer approvals of planned and completed projects, and the demand for goods to be produced in new facilities ;

•	dependence on third-party suppliers and partners, some of which are single-source suppliers of critical materials and products, including our Japanese partner and affiliate Daikyo Seiko, Ltd.;

•
the availability and cost of skilled employees required to meet increased production, managerial, research and other needs of the Company, including professional employees and persons employed under collective bargaining  agreements;

•	interruptions or weaknesses in our supply chain, which could cause delivery delays or restrict the availability of raw materials and key bought-in components and finished products;

•	raw-material price escalation, particularly petroleum-based raw materials, and our ability to pass raw-material cost increases on to customers through price increases;

•	claims associated with product quality, including product liability, and the related costs of defending and obtaining insurance indemnifying the Company for the cost of such claims;

Other Risks:

•	the cost and progress of development, regulatory approval and marketing of new products as a result of the Company’s research and development efforts;

•	the defense of self-developed or in-licensed intellectual property, including patents, trade and service marks and trade secrets;

•
dependence of normal business operations on information and communication systems and technologies provided, installed or operated by third parties, including costs and risks associated with planned upgrades to existing business systems;

•	the relative strength of the U.S. dollar in relation to other currencies, particularly the Euro, British Pound, and Japanese Yen;

•	changes in tax law or loss of beneficial tax incentives;

•	the conclusion of unresolved tax positions inconsistent with currently expected outcomes;

•	the timely execution and realization of savings anticipated by the restructuring plan for certain operations and functions of The Tech Group, announced in December 2007;

and other risks and uncertainties detailed in West’s filings with the Securities and Exchange Commission, including our annual report on Form 10-K for the year 2007 and our periodic reports on Form 10-Q and Form 8-K.  You should evaluate any statement in light of these important factors.